Exhibit 23.1

Consent of Registered Public Accounting Firm

The Board of Directors of

Cubic Energy, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-172426) of Cubic Energy, Inc. (the “Company”) of our report dated December 18, 2013, with respect to the audit of the Statement of Revenues and Direct Operating Expenses of assets acquired from Gastar Exploration Texas, LP, Navasota Resources, Ltd., LLP and Tauren Exploration, Inc. for the years ended December 31, 2012 and 2011 which appear in the Company’s Current Report on Form 8-K/A (Amendment No. 2) filed herewith.

Philip Vogel & Co. PC

Dallas, Texas

March 17, 2014